UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2006
Cal Dive International, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-22739 (Commission File Number)	95-3409686 (IRS Employer Identification No.)

400 N. Sam Houston Parkway E., Suite 400 Houston, Texas (Address of principal executive offices)		77060 (Zip Code)
281-618-0400
(Registrant’s telephone number,
including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On January 23, 2006, Cal Dive International, Inc. and Remington Oil and Gas Corporation issued a joint press release announcing that they have signed a definitive agreement under which Remington will merge into a subsidiary of Cal Dive in exchange for cash and common stock of Cal Dive.
     Under the terms of the definitive agreement, Remington stockholders, will receive in the merger $27.00 in cash and 0.436 shares of Cal Dive common stock for each Remington share they own. This represents a transaction value of approximately $46.33 per share, based on the closing price of Cal Dive shares on Friday, January 20, 2006. At closing the total net cost to Cal Dive will be reduced by the approximate $2 per share of cash Remington is expected to have on its balance sheet at that time. The acquisition is conditioned upon, among other things, the approval of Remington stockholders and customary regulatory approvals. The transaction is expected to be completed in the second quarter.
     A copy of the merger agreement will be filed with an amendment to this Current Report on Form 8-K.
Item 7.01 Regulation FD Disclosure
     Cal Dive International, Inc. is furnishing its slide presentation, which it will use at its teleconference and webcast on January 23, 2006, and which it may use from time to time in presentations related to its proposed business combination with Remington Oil and Gas Corporation. The slide presentation is furnished (not filed) as Exhibit 99.2 to this Current Report on Form 8-K. Information concerning the transaction and teleconference and webcast, which are accessible by the public, is contained in the joint press release furnished (not filed) as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Number	Description
99.1	Press Release issued jointly by Cal Dive International, Inc. and Remington Oil and Gas Corporation dated January 23, 2006.

99.2	Slide Presentation (including reconciliations to non-GAAP financial information).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 23, 2006

CAL DIVE INTERNATIONAL, INC.
By:	/s/ A. WADE PURSELL
A. Wade Pursell
Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
99.1	Press Release issued jointly by Cal Dive International, Inc. and Remington Oil and Gas Corporation dated January 23, 2006.

99.2	Slide Presentation (including reconciliations to non-GAAP financial information).